EXHIBIT 99.1

CONTACTS	For: Jennifer Weingartner
From: Tony DeFazio	Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires 50th Grocery-Anchored Shopping Center

CINCINNATI, OH, August 19, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of Paradise Crossing, a 67,470 square foot shopping center anchored by a Publix grocery store. Paradise Crossing is located in Lithia Springs, Georgia, a suburb of Atlanta. Publix is the No. 1 grocery store by market share in Atlanta.

Paradise Crossing is currently 93.7% occupied. When combined with the Publix lease, 64 percent of the rents for the shopping center are derived from national tenants.

The acquisition of Paradise Crossing brings the Company’s total portfolio to 50 properties with 19 leading grocers in 18 states, with an aggregate portfolio purchase price of approximately $729.6 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored, neighborhood shopping centers throughout the United States.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of August 16, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 50 grocery-anchored shopping centers totaling approximately 5.3 million square feet. For more information on the Company, please visit the website at www.phillipsedison-arc.com.

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